Exhibit 3.1

OAKTREE ACQUISITION CORP. III LIFE SCIENCES

(THE “COMPANY”)

EXTRACT OF THE MINUTES OF THE EXTRAORDINARY GENERAL MEETING IN LIEU

OF ANNUAL MEETING OF THE COMPANY HELD VIRTUALLY AND AT THE OFFICES OF

KIRKLAND & ELLIS LLP LOCATED AT 601 LEXINGTON AVENUE, NEW YORK, NEW

YORK, 10022, UNITED STATES OF AMERICA ON OCTOBER 23, 2026 AT 10:00 A.M. (EASTERN TIME).

The Chairman at the Extraordinary General Meeting in lieu of Annual Meeting of the Company held on 23 October 2026 (the “Meeting”), hereby certifies that this is a true extract of the minutes of the Meeting held in accordance with the amended and restated memorandum and articles of association of the Company then in effect and that the following resolution was duly adopted at the Meeting:

1.	SPECIAL RESOLUTION — EXTENSION AMENDMENT

1.1	Upon motion duly made, seconded and carried, it was RESOLVED as a Special Resolution that:

(a)	Article 164(a) of the Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 164(a):

“In the event that the Company does not consummate a Business Combination upon the date which is the later of (i) November 25, 2026 (or such later date up to, and including, May 25, 2027, if applicable under the provisions of this Article 164) and (ii) such later date as may be approved by the Members in accordance with the Articles (in any case, such date being referred to as the “Termination Date”), or such earlier date as the board of Directors may approve, the Company shall (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the funds held in the Trust Fund and not released for Permitted Withdrawals (less up to $100,000 to pay winding up and dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of OAC’s remaining Members and the Directors, liquidate and dissolve, subject in the case of sub-articles (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In the event that the Company is wound up for any reason prior to the consummation of a Business Combination, the Company shall also be required to follow the procedures outlined in sub-articles (ii) and (iii) of this Article 164(a).

Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Company has not consummated a Business Combination by November 25, 2026, the Company may, without another shareholder vote, elect to extend the date to consummate a Business Combination on a monthly basis for up to six times by an additional one month each time after November 25, 2026, by resolution of the Directors, if requested by the Sponsor in writing, and upon five days’ advance notice prior to the applicable Termination Date, until May 25, 2027.”

(b)	Article 164(b) of the Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 164(b):

“If any amendment is made to Article 164(a) that would modify the substance or timing of the Company’s obligation to provide holders of Class A Shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination prior to November 25, 2026 (or up to May 25, 2027, if applicable under the provisions of Article 164(a)), or such earlier date as the board of Directors may approve, or with respect to any other provision relating to the rights of holders of Class A Shares, each holder of Public Shares shall be provided with the opportunity to redeem their Public Shares upon the implementation of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not released for Permitted Withdrawals divided by the number of Public Shares then in issue.”

[Signature Page Follows]

/s/ Zaid Pardesi
Zaid Pardesi, Chairman
Dated: 23 October 2026